Exhibit 10.33

SEPARATION AGREEMENT, RELEASE AND COVENANT NOT TO SUE

This Separation Agreement and General Release (hereinafter “Agreement”) is made and entered into on September 26, 2005, by and between Armstrong World Industries, Inc., and all parents, subsidiaries and affiliates, (hereinafter the “Company”) and Matthew J. Angello (hereinafter “Employee”).

WITNESSETH:

WHEREAS, Employee’s employment with the Company will end effective December 31, 2005, under circumstances which qualify him for severance pay under the terms of the Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. (the “Plan”) and the special severance benefit program approved by the Bankruptcy Court in Armstrong World Industries’ Chapter 11 proceeding.

WHEREAS, Employee and the Company wish to effectuate a final resolution of all matters relating to Employee’s employment and the termination thereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Employee and the Company agree as follows:

1. Employment. Employee’s employment with the Company will end December 31, 2005. Employee agrees that his participation in any and all other positions, committees, and managing or governing Boards with the Company or its affiliates will end on September 15, 2005.

2. Severance and Other Payments. In consideration of the execution of this Agreement, the Company shall maintain the Employee on the salaried payroll at his current base salary through December 31, 2005. Further, Company shall pay Employee a lump-sum severance payment (less applicable payroll withholding taxes) on or about December 29, 2005. This lump-sum severance payment will be in the amount calculated pursuant to the terms of the special severance benefit program approved in 2001 by the Bankruptcy Court in Armstrong World Industries’ Chapter 11 proceeding, and be based upon Employee’s grade level, base salary and target bonus opportunity.

Employee shall remain eligible for a payment under the Management Achievement Plan (“MAP”) based upon Company performance, and subject to all terms and conditions of the MAP, with any such payment expected to be made on or before March 1, 2006. Employee’s actual payment will be based solely on the Company’s achievement of financial goals as set forth in the MAP.

Employee shall also remain eligible for a payment under the Long-Term Incentive Plan (“LTIP”) under the second-half of the grant under the LTIP for 2004/2005, subject to all terms and conditions of the LTIP, with any such payment expected to be made on or before March 1, 2006. Employee’s actual payment will be based solely on the Company’s achievement of financial goals as set forth in this LTIP grant.

Subject to approval by the Management Development and Compensation Committee, effective December 31, 2005 you will receive 2,160 shares of restricted stock held in your name. All restrictions will be waived at that time. You will not be permitted to use share tax withholding with this share distribution.

Employee shall not be eligible for, and shall not receive, a retention payment under the Extended Cash Retention Program/2005 Cash Retention Payment approved as part of Company’s Chapter 11 Bankruptcy proceeding. Such payment would otherwise have been made in December 2005.

3. Employee Benefits. The Company will notify Employee of his right to continue his health and life insurance coverage for 24 months at active employee contribution rates. This 24-month health care coverage will satisfy the 18-month COBRA continuation requirement. This 24-month period shall begin effective January 1, 2006. All other benefits which serve as the consideration for this Agreement are shown on Attachment A.

4. Return of the Company’s Property. All notes, reports, sketches, plans, books, keys, credit cards, computers, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Employee during her employment and which concern or are related to the Company’s business, are the property of the Company and will be promptly returned to the Company prior to execution of this Agreement.

5. Confidential Information. Employee recognizes Employee has a duty and obligation to the Company to continue to protect its confidential and proprietary information and any trade secrets belonging to the Company (“Confidential Information”) which includes but is not limited to information pertaining to pricing, customer lists, research or development, distribution, technology, product design, potential acquisitions, claims against the Company, litigation and litigation strategy, production processes and know-how, and marketing, and therefore agrees that:

a. Any and all Company Confidential Information produced or received by Employee during her employment and hereafter is the property of the Company.

b. Employee shall not use, disclose, divulge or convey to any third person, anywhere in the world, any Confidential Information belonging to the Company or its affiliates until such time as such information or secrets become publicly known by legitimate means, such as public disclosure by the Company or otherwise through no wrongful act by Employee.

6. Nondisclosure. Employee shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than Employee’s direct family and tax and legal advisors).

7. No Adverse Comments. Neither party shall make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the other party in, or through any medium, including the Internet. This limitation includes, but is not limited to, statements about the directors, officers or employees of the Company.

8. Release, Discharge, Waiver and Covenant Not to Sue. For and in consideration of the mutual covenants provided in this Agreement, Employee on behalf of himself and his direct family, heirs, executors, administrators, children and assigns:

a. does hereby fully release and discharge the Company and its officers, directors, employees, attorneys, agents, subsidiaries, affiliates, related organizations, successors and assigns from, and

b. does hereby fully waive any obligations of the Company, such persons or entities for any or all sums or money, accounts, actions, causes of action, claims and demands based upon or arising by reason of any damage, loss, injury or entitlement regardless of source or nature, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Employee or his direct family, heirs, executors, administrators, children, or assigns in consequence of, arising out of, or in any way related to Employee’s employment, or termination of employment, with the Company or any of its affiliates, including his separation as an employee of the Company on December 31, 2005 . The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Sarbanes Oxley Act of 2002, the Pennsylvania Human Relations Act, or the discrimination or employment laws of any state, county or municipality, and/or claims under any express or implied contract which Employee, her successors or assigns or representatives may claim existed with the Company. This release, discharge and waiver expressly includes all claims, and any obligations or causes of action arising from such claims, that could have been raised in state or federal court or with a state, federal or municipal agency or entity. This is intended to be a full release of all possible claims against the Company.

However, you do maintain the right to receive any payments or benefits under your Individual Change in Control Agreement dated November 1, 2000, and amended and modified July 15, 2002, should your Individual Change in Control Agreement be triggered pursuant to its terms. Except that if you become eligible for and receive benefits and/or payments pursuant to your Individual Change in Control Agreement, any such payments or benefits will be offset by any severance payments and benefits you receive pursuant to the Severance Pay Plan for Salaried Employees of Armstrong World Industries, Inc. (including any modification to the payments schedule pursuant to Order of the Bankruptcy Court where Armstrong World Industries, Inc.’ Chapter 11 bankruptcy is pending) and other payments or benefits relating to, and paid pursuant to this Agreement.

Excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Company with any government agency or any court.

In addition, Employee agrees never to sue the Company in any forum for any claim covered by the above waiver and release language. If Employee violates this Agreement by suing the Company, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, in the event

Employee sues the Company, Employee may, at the Company’s option, be required to return all monies and other benefits paid to Employee pursuant to this Agreement.

c. The Employee shall, after the date of termination, retain all rights to defense and indemnification under (a) applicable law; (b) any applicable agreements or insurance policies; or (c) any of the Company’s own / subsidiaries’ Articles or Certificates of Incorporation; or (d) any of the Company’s own / subsidiaries’ By-Laws, as they may be amended or restated from time to time.

9. Exclusive Payments. The payments and other benefits outlined in this Agreement and Attachment A to be made to Employee will be considered as fulfilling all compensation obligations to Employee by the Company, including but not limited to salary, vacation, benefits, bonuses, stock options and any other payments or benefits from the Company.

10. Severability. The terms and provisions of this Agreement shall be deemed separable, so that if any term or provision is deemed to be invalid or unenforceable, such term or provision shall be deemed deleted or modified so as to be valid and enforceable to the full extent permitted by applicable law. No terms or words used in this agreement are intended to be gender specific. All feminine terms are intended to include the masculine, and vice versa.

11. Entire Agreement. The terms of this Agreement constitute the entire agreement between Employee and the Company, and supersede any prior agreement executed between Employee and the Company to the extent the prior agreement is inconsistent with this Agreement.

12. Governing Law. This Agreement shall be construed and enforced under the laws of the Commonwealth of Pennsylvania.

13. Successors and Assigns. This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement and shall be binding upon Employee, Employee’s executors, administrators, legatees, or any other successor interest and upon the Company, its successors and any assignee or transferee of or successor to all or substantially all of the business or assets of the Company, and may not be amended, in whole or in part, except in writing signed by a duly authorized officer of the Company and Employee.

14. Knowing and Voluntary. Employee acknowledges and recites that:

a.	Employee entered into this Agreement knowingly and voluntarily;

b.	Employee has read and understands this Agreement in its entirety;

c.	Employee has been advised and directed orally and in writing (and this Paragraph c constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement before executing it;

d.	Employee’s execution of this Agreement has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the Agreement’s terms;

e.	That the payments and benefits listed in Paragraphs 2 and 3 constitute additional consideration to which Employee is entitled by virtue of this Agreement only.

f.	You have been given a period of at least twenty-one (21) days within which to consider this Agreement and review any documents.

g.	This Agreement may be revoked by Employee if he provides written notice of his revocation within seven (7) days of his execution of this Agreement. Any such written revocation must be provided to Mr. R. Scott Webster, Human Resources, Armstrong World Industries, Inc., 2500 Columbia Avenue, Lancaster, PA 17603.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

ARMSTRONG WORLD INDUSTRIES, INC.		Matthew J. Angello

By:	/s/ WALTER T. GANGL	/s/ MATTHEW J. ANGELLO

Dated: 9/22/05		Dated: 9/26/05

Witnessed

By:	/s/ R. S. WEBSTER	/s/ DEBRA ANGELLO

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